EXHIBIT 99.2

IDEX CORP.

Moderator: Mike Yates

October 23, 2012

10:30 a.m. ET

Operator:	Good morning, my name is (Sara) and I will be your conference operator today. At this time, I would like to welcome everyone to the Idex Corporation Q3 2012 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

Mr. Michael Yates, vice president and chief accounting officer, you may begin your conference.

Michael Yates:	Thank you, (Sara). Good morning, everyone and thank you for joining us for our discussion of the Idex third quarter 2012 financial highlights. Last night, we issued a press release outlining our company’s financial and operating performance for the three and nine month period ending September 30th, 2012. The press release, along with the presentation slides to be used during today’s Webcast, can be accessed on our company’s Website at www.idexcorp.com.

Joining me today from Idex management are Andy Silvernail, our chairman and CEO and Heath Mitts, vice president and chief financial officer. The format for our call today is as follows; we will begin with Andy providing some insight from his first year as CEO and a summary of our strategic planning process that was recently completed. And then, we will provide an updated view on our capital allocation strategy. Next, we will discuss the third quarter 2012 results, followed by a walk through of our three business segments and finally, we will wrap up with our outlook for the remainder of the year. Following our prepared remarks, we will then open the call for your questions. If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll free number 855-859-2056 and entering conference ID number 40918415. Or you may simply log on to our company’s homepage for the Webcast replay.

As we begin, a brief reminder. This call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release and in Idex’s filings with the Securities and Exchange Commission. With that, I’ll now turn the call over to our chairman and CEO, Andy Silvernail. Andy?

Andrew Silvernail:	Thanks, Mike. Good morning, everyone. I’d like to thank you for joining us as we talk about the third quarter. In the quarter, we beat the high end of our expectations in profitability and cash flow through good execution across the corporation. I’m proud of how the team is delivering in the face of a difficult macroeconomic environment. As Mike said, before going into the quarterly results and our outlook for the balance of the year, I’m going to take a few minutes to give some insights from my first year as CEO and a brief overview of our recently completed strategic plan.

As I stepped into the role in August 2012 – excuse me – 2011, a new wave of issues started to roll through the global economy. The U.S. government faced off over the debt ceiling, Europe’s financial issues came to the front and China began an aggressive – aggressively to work to avoid a hard landing. Month to month and quarter to quarter, we’ve seen markets, regions and customers lunge from one side to the other, from rapid demand to hesitant restraint and back. This volatility has been a hallmark of the global economy since muddling out of the great recession. I feel very good about how our team is engaging these challenges, delivering solid results, particularly in profitability and cash flow.

Our attitude, the attitude we have internalized is that we need to take advantage of these times. We need to outcompete to win for our customers, our shareholders and our employees. In doing so, we can consistently position ourselves to be the partner of choice and earn the right to grow.

Leadership emerges in difficulty and our team has done that in 2012. This has been one of the most satisfying aspects of the past 15 months. My top priority is to foster outstanding leadership throughout Idex. It is this dedicated leadership, leadership on the ground that drives innovation, quality, outstanding service and productivity. In the past year, building off a strong foundation, we raised our commitment, investment and expectations in order to deepen our leadership capabilities. We have enhanced leadership development programs throughout Idex and our most senior executives have been asked to play an increasingly critical role in development and mentorship. We have also strengthened our acquisition integration capabilities and are using our integration teams as a way to stretch and grow people while achieving our value creation objectives. These investments will pay dividends for years to come.

A second important aspect of the past year has been the embrace of our global platform strategy. Our six strategic platforms were created to accelerate profitable growth. The platforms help us leverage innovation, applications, channels and costs. They also give us better ability to source, conduct diligence and integrate acquisitions. In the past year, we’ve executed three deals all of which fit into different platforms. We’re finding already that this gives us significantly more ability to achieve our strategic and financial objectives while reducing risk.

Let me share a final observation from this past year. We’re fortunate to have businesses that are differentiated, well positioned and highly profitable. We can do better, however. We started early tackling the realities of the slowing end markets in geographies. We have made difficult structural decisions. While these decisions are never easy, they allow us to be more competitive. To reduce our fixed cost base while increasing investment for growth, it is our intention to have all of the significant restructuring activities behind us as we enter 2013.

With that, I’ll turn to slide five and give a brief summary of our annual strategic planning process that was completed in September. Every year, we prepare a three year strategic plan that focuses on accelerating profitable growth through competitive differentiation. These plans are developed by business and they are a critical input to the overall enterprise strategy. Based on these assessments, our investment choices become clearly defined. I was very pleased with the output of the planning process. While I wish the macro trends would put more wind at our back, our teams are facing reality and are determined to win in any environment.

Overall, we believe we will continue to operate in a muted macroeconomic environment. Our goal, regardless of the macro trends, is to outperform global growth by two to three points organically and deliver consistent double-digit earnings growth; great cash conversion and superior return on invest capital over a business cycle. To deliver these results, our global strategy is simple; to build global platforms and defensible niches in attractive, highly engineered markets where we can create a leadership position and successfully apply the Idex operating model. This strategy is consistent with the division we outlined year – excuse me – division we outlined last year.

To deliver this strategy, we have become increasingly more focused on three themes. First, we will accelerate organic growth in our core businesses. This will be executed through our platform strategy. We will increase alignment to end markets and regions with the most attractive growth profile. Today, about three quarters of our revenue is aligned to faster growing end markets. We want to consistently improve the mix while also moving our emerging market exposure up. Today, that stands at about 20 percent. While some of the emerging markets challenge the present, we are confident that the long-term trend for superior growth is regions east and south. To enable our growth, we will increase investment in business development, product management and product development.

Second, we identified execution initiatives specifically focused around core customers and product segments. We’ve had great success over the years deploying mixed model lean and commercial excellence capabilities. We’re known by our customers for keeping our promises. The bar must be continually raised however. In a world of slower overall economic growth, we must continue to have the best quality lead times and cost. This will enable us to win the competitive battle today and invest in innovation and growth for tomorrow. Our mandate is to over serve our best customers while eliminating non-value added complexity that continually creeps into a highly engineered model.

And lastly, we are emphasizing more flexible capital deployment to maximize total shareholder returns. Strategic acquisitions will continue to be our primary use of excess cash. However, we plan to repurchase Idex stock in a more consistent manner and will increase share repurchases when deemed advantageous.

Let’s go to the next slide to talk more about capital deployment. I’m now on slide six. We have the ability and it is our intention to deploy $1.5 billion of capital over the next three years. We will maintain a conservatively structured and long term focused balance sheet. We will have ample capacity to support concurrent investments. Consistent with past practices, organic growth will always receive our first dollar of investment. With respect to dividends, we will return approximately 30 percent of our earnings to our shareholders each year.

In addition to organic growth and consistent dividends, strategic acquisitions will remain a priority. We have a long standing and disciplined approach to M&A, the current pipeline is solid and we are at various stages of diligence on a number of small and mid sized deals. Our acquisitions will focus on building out our platforms to expanding our geographic reach, filling technology gaps and accelerating into adjacencies. As I mentioned earlier, we closed on three smaller deals this year, most recently Matcon in early Q3.

We believe that our capital deployment must also be flexible. We need to be able to react and take advantage of dislocation and asset pricing when opportunities present themselves. As an example, in 2012, we have seen the valuation for reasonable quality medium to large businesses become excessive. Buyers, strategics and private equity are paying up due to weak GDP growth expectations and the availability of cheap short-term money. Let me be clear, this is not our game. Instead, we have been active with reasonably priced small to medium deals and we’ve repurchased shares throughout the year. We have deployed over $150 million between the two.

We will continue this approach as long as current market conditions persist. In terms of share repurchase, last night we announced that our board of directors approved an additional $200 million. This is on top of the approximately $50 million that remains from our prior authorization. Generally, we will target buying a minimum of one to two percent of our total outstanding shares annually. The larger authorization gives us the flexibility to increase our share repurchase beyond the one to two percent when Idex is trading at a meaningful discount to the company’s intrinsic value and the M&A market is overpriced.

We have outstanding cash flow and a terrific balance sheet. To deliver the best total returns to shareholders, we will use these powerful assets intelligently, investing the $1.5 billion for organic growth, consistent dividends, as well as a flexible approach to strategic acquisitions and share repurchases. Taken together, we believe we can consistently deliver double digit annual earnings growth and high returns on capital over the business cycle.

With that, let’s move on to the quarterly results. I’m on slide seven, everyone. We had a solid quarter delivering earnings above the top end of our expectations and with outstanding cash flow. We are executing well in these uncertain times. Demand remains inconsistent however particularly in Europe and China. The headline news is real. Europe is very soft, especially in the south while Germany and pockets of Eastern Europe are OK. India and China are decelerating, but on the positive side, Southeast Asia is holding strong and broadly speaking, North America has remained resilient.

Furthermore, we’ve seen very tightly managed inventories throughout distribution and OEMs. I will go into this in more detail in our segment discussions, but the overriding theme is ongoing volatility and challenging market conditions. For the quarter, sales were up one percent organically, but orders were down three percent, down four percent organically. And for the first time in several quarters, more sales were generated domestically than internationally demonstrating the relative strength in the U.S. and weakness in several other geographies.

Third quarter adjusted operating margin of 18.3 percent was equal to the third quarter of last year. But on an apples to apples basis, excluding the benefit in 2011 from the forfeited CEO equity, Op margin was up 60 basis points. Third quarter EPS adjusted for restructuring charges was 66 cents, two cents above the high end of our expectations. The third quarter of 2011 EPS, as you’ll recall, benefited from two one-off items, specifically the forfeiture of CEO equity compensation mentioned above and a true up of the 2011 year to date tax rate. Absent these two discreet items and the restructuring costs in both periods, EPS would have been equal in the quarter. Q3 included approximately $7 million of restructuring as we continued to proactively reduce structural costs. As I’ve said in the past, it is our intent for our restructuring activity to be completed by the end of the year.

In Q3, we generated free cash of $92 million, up seven percent from the prior year. The $92 million of free cash flow is a quarterly record for the company. The balance sheet remains extremely strong, providing us flexibility I’ve already highlighted. I’m pleased with the team’s success in spite of the challenging external conditions.

Let’s start the segment discussions with fluid and metering, I’m on slide eight. For the third quarter, orders were up three percent organically while organic sales were down one percent. Our Ag business continues to shine. Demand remains strong with double-digit growth coupled with significant margin expansion. We continue to be optimistic about the growth potential within this business.

Within our energy platform, we remain bullish on the broader energy distribution outlook. While the Americas and south Asia remain strong, the rest of the world, especially China, face pressure in Q3. The current economic environment has clearly impacted the project activity for our chemical, process and food business with orders slowing in Q3. With that said, this platform continues to deliver productivity through cost reduction initiatives and operational enhancements.

As we’ve highlighted previously, our water business continues to bounce along the bottom. The industrial portion of the business is solid, while municipal continues to wait for meaningful changes in funding specifically in Western Europe. The pattern of high quote volume is biased toward operating spending, but we still see very weak capital spending. These trends are unchanged. FMT’s operating margin of 21.4 percent was 130 basis points higher than last year which once again demonstrates the outstanding job the team is doing in delivering in a difficult environment.

Let’s move on to health and science. I’m on page nine. The segment performed as we expected for the quarter. As we discussed during the second quarter call, we knew we’d have difficult comparisons for Q3 in orders and sales. Orders were down nine percent for the quarter on an organic basis while sales were up two percent, but down four percent organically. Geographically, Europe and China were weak across the segment while results in North America were reasonable. The scientific (inaudible) business has found equilibrium. While the concerns about government funding persist, as we approach the election and the questions of sequestration, we saw a solid rebound in the analytical instrument and diagnostic markets and we expect to have positive comparisons in Q4.

Within our optics and (inaudible) platform, we are beginning to see the benefits of all the actions we’ve taken over the past year to right size the business. Orders improved sequentially and margins expanded as we have driven cost out of the system. We also built optics backlog in the quarter for the first time since the CVI acquisition. Overall, in the quarter, the HST segment reduced backlog by approximately $10 million. This is primarily attributed to softness experienced in our material process technology platform and the businesses with heavier industrial exposure.

Our MPT produces large capital equipment for pharmaceutical, chemical and food production lines. In the third quarter, MPT started to feel pressure driven by the constraints of our customer’s capital budgets. This softness is most pronounced in Asia, but it was a trend in most markets. Operating margins of 17.3 percent were up 70 basis points sequentially for the segment and on an apples to apples basis, adjusting for the impact of recently completed acquisitions, margins were up 140 basis points sequentially. The sequential improvements demonstrate the benefits from the aggressive structural actions we’ve taken this year.

OK. I’m moving on to our final segment. I’m on page 10. Fire safety and diversified total orders in the quarter were down 10 percent. Organically, they’re down seven percent. As you know, the project activity tends to create lumpiness within this segment. Overall, end market demand for the segment was mixed and largely followed geographic trends. Sales increased 10 percent and were up 13 percent organically. As I previously discussed, this quarter benefited from the delivery of large dispensing replenishment order we received in Q1. This order will continue to ship ratably into Q1 of 2013.

In the quarter, our dispensing business commercially released our (X Smart), an entry-level automatic color dispenser that will provide a tinting solution to a broader base of customers. The initial interest has been tremendous in the emerging markets, as well as smaller retailers in developed economies. (X Smart) is a global product for the paint dispensing market that is being manufactured in our shared facility in India. We believe this innovation is another example of Idex responding to the voice of the customer and delivering a market demanded product.

The municipal fire market is playing out like we anticipated. The U.S. is stable, while Europe is becoming more challenged as budget cuts are eliminating capital spend. However, our fire suppression business continues to offset the European headwinds through penetration in adjacent markets both domestically and internationally. The rescue business is experiencing similar trends as fire. However, one unique aspect is that Chinese budgetary funds are currently being held up in connection with the upcoming provincial elections. We fully anticipate funding and expect to see the benefits in 2013.

Band-It continues to be a product innovation and execution story regardless of market pressure. They continue to find applications for growth, while remaining focused on execution. I’m very pleased with the entire platform in the quarter. Along with delivering on organic growth, profitability was impressive with operating margin up at 24.8 percent, up 360 basis points from the third quarter of last year. The margin expansion is largely attributed to structural cost actions previously taken, volume leverage and truly excellent productivity.

OK. I’m going to wrap up my prepared remarks with our guidance update on slide 11. Q4 organic revenue growth will be relatively flat. FX will have a modestly negative year over year impact on Q4 sales. We have maintained our full year 2012 EPS guidance to be in the range of $2.65 to $2.70 with organic revenue growth of approximately three percent. Given the current macro environment and starting backlog, we are trending more towards the bottom of our range. In order to achieve the high end, we would need to see near term improvement in Europe and China and channel inventory fill from current low levels.

Full year operating margin for the company will be between 18 and 18.5 percent. Some other modeling items to consider which remains consistent with our prior guidance, the 2012 tax rate is anticipated to be approximately 30 percent, relatively in line with our year to date rate. Full year cap ex will be roughly $38 million and as we have always demonstrated, we will continue to convert cash extremely well in excess of net income for the full year. Finally, our earnings projections exclude future restructuring, future acquisitions or costs and charges associated with acquisitions.

All right. In summary, Idex demonstrated resilience in the face of volatile times. Our businesses are very flexible and they know how to react to changing market conditions while always maintaining our customers is our number one priority. We do continue to see and experience difficult market conditions, but we are committed to executing through our proven operating model, which has really demonstrated our ability to support organic growth while expanding margins despite external market pressures.

With that, I’m going to conclude my prepared remarks for the third quarter and I’ll open things up to questions. Operator?

Operator:	At this time, ladies and gentlemen, if you would like to ask a question, please press star then the number one on your telephone keypad. Your first question comes from the line of Allison Poliniak with Wells Fargo.

Allison Poliniak:	Good morning, guys.

Andrew Silvernail:	Hi, Allison.

Allison Poliniak:	On the organic revenue growth assumption for 2012, it seems like you guys have obviously ticked it down a little bit. Is there anything specific you know from Q2 to Q3 that is driving that? Or is it just general macro overall?

Andrew Silvernail:	Allison, it’s really the general macro. I think you know like we’ve all seen here in the news and in the recent releases, you know the big trends continue to be Europe. You know that’s kind of been overall the biggest hole. You know China in the quarter, as we’ve talked about before, we saw that – saw deceleration happening really late this kind of last time last year, fourth quarter of last year and we saw that in 2Q and 3Q. And then you know I would say the one thing that might be a little bit different is we get a sense that capital spending – large capital spending really tightened up in the third quarter and from our – from the quote activity that we have, it doesn’t look like that’s a long term trend. It really looks like that’s some clamping down in advance of the elections and the end of the year issues relative to the fiscal cliff.

Allison Poliniak:	Great. And then you guys did a great job on the execution side. You know obviously there’s a lot of uncertainty out there. How should we think of that going forward in terms of you know say we get core down five percent? You know do you still have the ability do you think to hold margins relatively flat at this point? I know without the volumes.

Andrew Silvernail:	Yes. You know, Allison, with core down five percent, that’s awfully tough to offset, right? You know at the same time, you know we believe that if we saw you know a recession, if we saw a recession like we did in 2008, 2009, as you might imagine we get this question a lot, you know we took out mid $40 million of cost when that happened. And just to be clear, you know we don’t have that kind of same amount of cost to take out. We didn’t add back anywhere near the cost that we took out in that time period, but we think we could take out in the neighborhood of $20 million or so if we had a substantial drop.

So you know the way that I kind of coach people to build up a model on those things is think about the contribution margin flow through of a drop like that and then add back you know on annualized basis kind of that $20 million rate.

Allison Poliniak:	Great. Perfect. Thank you.

Andrew Silvernail:	Thanks, Allison.

Operator:	Your next question comes from the line of Scott Graham with Jefferies.

Andrew Silvernail:	Morning, Scott.

Scott Graham:	Same track, cost side. You’ve taken restructuring charges in a number of successive quarters, Andy; I’m just wondering what the cost savings and benefit it will be from them. How much have we seen of it? And how much is still in front of us?

Andrew Silvernail:	You know, Scott, we haven’t been you know real specific with it. Let me give you some general guidance though. You know the cost that we took out again kind of referencing back to ’08, ’09, you know those were costs that came out of regions that typically had quicker pay back just frankly because of the structural costs and severance associated with them are lower. The costs that we’ve been going after here this year are more expensive costs with a little bit longer pay back. If the other ones were call it 12 to 15 months, these are more 18 to 24 month paybacks generally.

You know we – I would say we’ve gotten you know less than a quarter – is that fair? About less than a quarter, Heath? In the cost out that we think we’ll see on an annualized basis. The reason being is a lot of the stuff is going to get finalized in the fourth quarter. Right? You know the actual costs finally coming out. So Heath, anything to add there?

Heath Mitts:	No. That’s right. You’ll see additional restructure in the fourth quarter as we wrap up the internally announced items that are in play as we speak. And then obviously you saw a $7 million restructuring number in the third quarter, most of which that we start to see the benefit from late this year, but really more into next year.

Andrew Silvernail:	So think of kind of two thirds to three quarters we’ll see in 2013 and beyond.

Scott Graham:	So but when you say pay back, are you saying dollar for dollar on the charge?

Andrew Silvernail:	Yes, that’s kind of how we think. We think of it as .

Scott Graham:	Right.

Andrew Silvernail:	... kind of a cash basis. You bet.

Scott Graham:	OK. Now, is this incremental to what has historically been this $20 to $25 million of productivity?

Andrew Silvernail:	It is. It is, Scott. The – now most of that $20, $25 million is going to be more around sourcing activities than restructuring, right?

Heath Mitts:	Right.

Scott Graham:	Right.

Andrew Silvernail:	That $20 to $25 million has kind of shifted more towards you know three quarters of which is more sourcing and material savings and the remaining piece being more of the operational excellence savings. As you would expect coming out of the last recession, we just don’t have the direct labor base to work from in terms of that size so it tends to be things more around you know things that are associated with on time delivery, scrap reduction, overtime reduction and those types of things. So but the restructuring dollars, we’re really talking about here are in a different bucket in the sense that they tend to be more associated with facilities going away.

Heath Mitts:	Overhead.

Scott Graham:	Good. Good. Thank you. Last question is you know this picture of this balance between acquisitions and share repurchases is pretty big to partial from what we have seen historically from the company. So I’m just wondering kind of why are we there? I mean I certainly understand the tenant of returns on invested capital and your focus on them. It’s just that historically you have been much more diligent obviously toward M&A and I’m just kind of wondering what landed us here. Is it a change in the M&A environment? Are prices too high? Or is this just you know Andy Silvernail’s stamp?

Andrew Silvernail:	That’s a great question, Scott. I appreciate it. You know we’ve put an awful lot of thought into this over the past year and it really is a combination of things. So let me first state that you know strategic acquisitions remain number one. You know all things being equal, once we fully funded organic growth and we’ve paid kind of the dividend as we’ve you know kind have set in range, all things being equal, we want to do strategic acquisitions. You know that being said, you know acquisitions don’t exist in a vacuum. They exist in a market. And there are going to be times when acquisitions are not as attractive and there are going to be times when Idex is more attractive and we think the same valuation techniques and the same level of disciplined thinking ought to go into both of those.

And so when we see dislocations, we think we ought to be flexible enough to do so. I think we want to be very, very clear. You know we don’t intend to be a company that is – you know is consistently on the far end of share repurchases. That’s not our intention. But when the opportunities present themselves, we want to be prepared to take advantage of that.

And then when you look at today’s market, as I mentioned in my prepared remarks, you know if you look at medium and large acquisitions or M&A properties that are of any quality at all, there is a dislocation versus any historical standard that exists right now. You’re seeing industrial properties trading at 12, 13, 14, 15 plus times EBITDA for things that are substantially, substantially of lower quality than Idex as a whole. And so you know we’re just – we’re not interested in that game. You know I guess you know that’s funny math that we can’t get our head around.

Now at the same time, when you look at the small to medium size market, there’s still stuff out there. You know we’ve got stuff in our funnel today that we’re very excited about. We could potentially close some this year. We’ll see. You know it’s a little bit tougher to do right now, but that is smaller that are of high quality and we can put capital to work that really fits our strategy. You know as an example if you look at the three deals we’ve done this year, they average seven to seven and a half times EBDITA pre-synergy, they all fit nicely into our platform strategy and that’s the kind of game we want to play.

Now, we’d love it if they were bigger, if they were you know three times the size of what they are, but we’re going to be disciplined.

Scott Graham:	Thank you very much.

Andrew Silvernail:	Thanks, Scott.

Operator:	Your next question comes from the line of Robert Barry with UBS.

Robert Barry:	Hello?

Andrew Silvernail:	Hi, Robert.

Robert Barry:	Oh, sorry.

Andrew Silvernail:	No problem.

Robert Barry:	I just wanted to clarify on the 4Q outlook for sales. I think you said about flattish organically. It sounds like FSD up nicely, HSD up maybe a little and FMT down a fair amount perhaps. Is that kind of directionally how you’re thinking about it?

Heath Mitts:	Robert, this is Heath. We didn’t specifically guide by segment, but I think directionally, that’s – you know you’re not that far off.

Robert Barry:	OK.

Heath Mitts:	I mean we’re going to continue – the – we’re going to continue to benefit in FSD on the – from some of the replenishment activity, as well as – there is a little bit of seasonality in FSD, especially with the rescue tool business that tends to have the strongest quarter of the year tends to be the fourth quarter.

Robert Barry:	Yes.

Heath Mitts:	So you know as you think about things on a either – on a sequential basis, you’ll see a little bit of uptick there. On a year over year basis, it’s you know really more of the dispensing activity going on.

Robert Barry:	Yes. I wanted to just drill down into FMT a little bit on the chemical project activity. I know a big theme we’ve been talking about for a while is cheap shale gas and ....

Andrew Silvernail:	Yes.

Robert Barry:	... investment there. I mean maybe there is less drilling for gas, but the gas is still cheap. Is that – has that dynamic changed? Or maybe within chemical, kind of what’s the dynamic that’s causing that slowdown?

Andrew Silvernail:	Well, there are a couple of things in there. One is kind of the impact of shale gas more broadly and two is what’s going on in CFP. You know we call it chemical food process. So you know the shale gas play as we’ve kind of said consistently, we don’t play really big in that. We play in the custody transfer side and in the storage side to a degree and to – you know we never had that kind of crazy ramp up that happened you know over the past 24 months and we didn’t have the crazy ramp down. So then we kind of put that to that side.

Robert Barry:	Yes, I was just talking in the context of the chemicals investment that it was engendering.

Andrew Silvernail:	Yes. No. That’s a good point. You know I – what we’re seeing in the overall you know CFP platform is you know what I would call is just really a leveling off right now. A big piece of it, there are two things that we are kind of seeing. Number one, the project business that is kind of driven at the OEM level specifically as you look at Asia, that did tighten up in the quarter. There’s no doubt about that. The day rate business, the kind of flow business that’s coming through distribution you know generally that looks pretty good. So less concerned about that than I am about some of the capital stuff.

But there is some leveling off you know generally in that business. As you know that has been a horse that we have ridden and it’s been incredibly strong for us for – you know for a long time here and we’ve seen growth you know slow down a little bit.

Robert Barry:	Yes. Maybe if I could quickly switch focus to the margin side and in HST. I know that you had talked about exiting the year at about an 18.5 percent – mid 18s I think was the comment. How is that trending? I know that the margin sequentially ticked down a little bit in the quarter. I don’t know if a lot of the restructuring costs should be adjusted out of that (17.3). Just maybe a little color on how you’re thinking about the outlook for the margins in HST.

Andrew Silvernail:	No. Robert, the sequential margins for the segment actually ticked up about 70 basis points and so ...

Heath Mitts:	Yes, 140 apples to apples.

Andrew Silvernail:	Yes, apples to apples, it’s about 140. Because we did have some acquisition impact with the Matcon deal and the costs associated with that deal both the step up as well as just the acquisition related costs there. So we’re on track from the cost out perspective and that is mainly around the optics platform that we discussed at length last quarter.

I would say at the current volume rate, we’re probably somewhere between mid 17s to 18 percent in terms of where that segment is going to end up for the year on an exit rate. So we’re down a little bit but that’s really more following the volume trends than anything else. If anything, I’d say we’re exceeding our expectations from a cost out perspective relative to what our plans have been for that segment.

Robert Barry:	Yes. OK. That’s helpful. Thank you very much.

Heath Mitts:	Thanks, Robert.

Andrew Silverman:	Thanks, Robert.

Operator:	Your next question comes from the line of Mike Halloran with Robert W. Baird.

Mike Halloran:	So on the commentary you made about refocusing or continuing to focus or even more aggressive focus on high growth end markets, higher growth product categories, higher growth geographies, does that have any implications for a divestiture strategy? Any change there?

Andrew Silverman:	You know we’ve really remained very consistent with how we’ve thought about any type of divestitures. You know one of the challenges that we have and the things that get talked about often is that they are very, very high return on cash on cash returns. And unlike some of our businesses that sit within HST and FMT, you don’t have you know what I’ll call – there aren’t really a lot of strategics out there that are going to get synergy benefits by – and therefore, can really pay up in this market. They’re really more businesses that would likely be a private equity type transaction and even with the frothy markets that we’re seeing today, those kind of properties aren’t seeing you know 10, 11 times multiple.

So the answer to your question, Mike, is you know we’re not going to sell a business unless we believe it’s absolutely the right thing for the shareholders you know overall. And that would really have to mean that it got – you know at the right price with the right partner and candidly you know that’s hard to see happening in the intermediate term.

Mike Halloran:	All right. So no real change there. And then just kind of walking through that $1.5 billion plus capital deployment and trying to put the categories into buckets. You know if you continue your dividend growth at the pace you’re at, you’re probably in that $75 plus million of expenditures per year on that side, buybacks you know $40 to $70 million give or take maybe a little bit less. Could you kind of then split how you’re thinking about the internal organic investment side? And maybe give us some perspective on how much capital you’ve been spending on that side over the last few years or maybe percent of revenue, percent of cash flow, something like that? And then you know maybe compare, contrast a little bit on that side?

Andrew Silvernail:	Yes. Great question, by the way, Mike. You know as we think about this, you’re right, the dividend is kind of 225 to 250 (inaudible) thinking about the $1.5 billion as a whole. It’s probably – you know the range you laid out for you know buybacks, if all things were kind of equal, that’s probably about right too. Right? So you end up – let’s just call that $150, $200 million plus or minus, somewhere in there.

Mike Halloran:	Yes.

Andrew Silvernail:	And so you end up with about $1 billion left, right? And the reason I say $1 billion left is in that number we’re already thinking about organic investments being fully funded. You know we very, very rarely say no to an organic investment. You know the return on tangible capital of our businesses is very, very high and therefore, we’re able to make these investments and feel very good about them. And even with that, it’s – they just simply don’t absorb, can’t absorb the kind of free cash flow that we throw off.

Mike Halloran:	Yes.

Andrew Silvernail:	So now that being said, you know you can tell from my prepared remarks around product development, around business development and around you know product management, we want to move some more resources across the business into there. But we think we can fund that you know by kind of taking cost out of other places, some of the overhead costs we had been taking out and reinvesting them without having to give up you know the margin expansion opportunities we’ve talked about.

So what that really does is that leaves about $1 billion for either strategic acquisitions or in the likelihood – if we were to have some kind of event where you can’t do acquisitions you know and absorb that kind of capital, we’ll redeploy it you know elsewhere. So – go ahead.

Mike Halloran:	No. So realistically then when you think about it, you know you guys have been talking about on an annualized basis $300 plus million of acquisitions pretty consistently now. You know you’ve flexed up and flexed down a little bit in certain years over the last couple of years. But you know honestly, this sounds like not much of a change from the acquisition standpoint from an intent standpoint, just recognizing that the external environment maybe might not be as conducive at periods of time. So augmenting it more with the share repurchase side, but not much of a change in the overall acquisition stand – from an overall acquisition deployment standpoint.

Andrew Silvernail:	Yes. I think that’s a fair statement with I guess – the only thing I’d make exception to is that you know we’re certainly growing. You know that – we think that that EBITDA is going to grow and gets us more leverage over time, but generally we think you’re – we agree with you.

Mike Halloran:	That’s great. Thanks for the time, guys.

Andrew Silvernail:	Yes. Thanks, Mike.

Operator:	Your next question comes from the line of (Matt McConnell) with Citi.

Andrew Silvernail:	Hey, (Matt).

(Matt McConnell):	I’m really – I’d like to follow up on that how you get at the $1.5 billion because it looks like that’s a nice multiple of you know what you would have in earnings over the next three years. And even if we give you know credit for good free cash flow conversion, you know what else is in there that can get you that $1.5 billion? And had you been talking about a number of like $1 to $1.2 previously?

Heath Mitts:	(Matt), this is Heath. We have been talking about a number of $1 to $1.2 and it does assume on top of our free cash flow generation some moderate room for taking on some debt to flux up into you know somewhere between two and two and a half times EBITDA if we needed to fund the acquisitions and/or everything else Andy just laid out there.

(Matt McConnell):	OK. Great. That ...

Andrew Silvernail:	Yes, (Matt). We have $600 million today revolver that’s untapped and then you’ve got the cash flow and incremental leverage on the cash flow.

(Matt McConnell):	OK. Great. That’s helpful. And then if I could touch on CVI. Is there anything big left to do from a cost perspective? And maybe if you could give us an update of what the revenue run rate is and maybe where it would need to get. I know you had been talking about a mid teens operating margin. How much more incremental revenue would you need to kind of bring that back to the discussion for CVI?

Andrew Silvernail:	You know so generally you know from a cost execution standpoint, we’ll finish what we had laid out in Q4 and I would – I’ll say that we are very much on track to execute what we had laid out and we talked about in detail or more detail rather in our Q2 call. You know as I said, the platform as a whole built – overall we built backlog in the quarter and that was nice because we hadn’t done that in a while. So I think we’re on track to that.

Now that being said, the defense markets and the semiconductor markets are still not being particularly helpful, right? So the overall demand is still not great. We did see it bounce back in – on the scientific side, in life sciences generally, in the quarter, which is good news. But to get to that kind of mid teens that we’re talking about, we still need a little bit of help on the top line, but not a ton.

(Matt McConnell):	OK. All right. Great. That’s helpful. Thanks very much.

Andrew Silvernail:	Thanks, (Matt).

Operator:	Your next question comes from the line of Charlie Brady with BMO Capital Markets.

Charles Brady:	Hey Andy, (inaudible) comment (inaudible) tail end of your prepared comments when you said you know that you were something along the lines of you were trailing towards the low end of your guidance. Can you give us a sense of the tenor of business as you went through the quarter? And has that changed much going into the first part of October that leads you to make that kind of comment?

Andrew Silvernail:	Thanks, Charlie. Yes, you know actually the order and sales book was pretty level throughout the quarter. It – I’ll say it improved a little bit towards the back end of the quarter, but that’s kind of typical. That’s not atypical. You know October has been OK and when I say OK, it’s been kind of in line with our expectations. You know we’re pretty hesitant to call anything different from the trend of what we’ve seen in October just because it’s so early on we really only have two weeks of view from it. There’s nothing in there that at this point I think is – threatens the bottom end of that expectation that we’re talking about.

At the same time, you know I would say that we’re definitely tracking. If the results that we are seeing today and the backlog we came into the quarter with, we expect that we finish at the low end of those expectations. And I think that’s a safe thing to do. You know if you see some rebound from capital spending, if you see a rebound in – any rebound at all in Europe which we don’t expect, China which could happen and potential some inventory fill, that’s what gets you to the higher end of that expectation. But I think it’s very, very safe to say that we – you know that lower end is what we expect at this point.

Charles Brady:	OK. Thanks. And on the fire and diversified and on the expensing side of the business, how much of that organic growth is being driven by that fill of the large order that’s going to kind of fill out into Q1 of ’13? Is it the bulk of that organic growth? Or is there other stuff within that business that’s also seeing up?

Andrew Silvernail:	Everything in the quarter was up modestly. Rescue tools and Band-It did ok. So I mean obviously we’re getting some significant help at the segment level from that order, but it wasn’t the whole thing, no.

Charles Brady:	OK. And then just on a ...

Andrew Silvernail:	Even the fire piece – even the fire piece on an organic basis has held in OK given the macro trends.

Charles Brady:	OK. That’s helpful. Thanks. And just on a larger sort of bigger picture, longer term outlook. As we look kind of your commentary about how you want to grow the – above global GDP by 200 or 300 basis points and kind of your M&A outlook right now. I mean what do you think kind of the mix is on longer term organic growth, I guess that’s 200 or 300 basis points above global GDP, but kind of where – how much more leverage on organic growth kind of across the cycle – or not organic growth, acquisition growth do you think you can get across the cycle given kind of your current framework of how you’re positioning your M&A strategy?

Andrew Silvernail:	Yes. If we assume that we can buy at reasonable multiples, so let’s pick an average of kind of – let’s just say eight, eight and a half, let’s just pick a number like that, you know in that kind of environment, you can add you know five plus points of growth to the top line a year you know if you’re buying at those kind of rates, plus or minus assuming that you’re buying businesses that aren’t quite as good from a profitability standpoint as Idex as a whole but have the ability to get there. You can add kind of that five plus percent in top line.

Charles Brady:	OK. Thanks.

Andrew Silvernail:	Yes. Thanks, Charlie.

Operator:	Your next question comes from the line of Mike Wherley with Janney Capital Markets.

Michael Wherley:	On the fire and fire and safety segment, it looks like Band-It and fire suppression have been doing a great job of finding new markets for their products. And I was just wondering if the sales strategies being used there can be used or are already being used by your other segments?

Andrew Silvernail:	Yes. Absolutely. Well you know Band-It has long been you know really our shining star in taking applications and finding new vertical markets and going really deep in there. They’ve been very, very successful. You know for fire, that’s kind of a recent phenomenon and you know they’ve really moved into the nuclear side of the market and had some success here this year. You know the – you had some impact from the Fukushima event that really has driven some safety initiatives across the global nuclear power front that they’ve taken advantage of. So that’s kind of the first thing.

The second part is absolutely. The focus of grabbing onto some vertical markets and going deep is very valuable. At the same time, I think what’s really important is you’ve got to stay close to your core. You know our core businesses are exceptionally good and even in places that we have what I’ll call high market share, there’s still lots of room for growth on a global basis in new applications or near or adjacent applications. And in my real focus with the teams here is let’s maximize our core, so the customers that we’re exceptionally successful with that we over serve today and that we know we can make money by creating real value for them. And so that’s really priority one.

But we do do it, but focus is absolutely on the core.

Michael Wherley:	OK. And then on the rescue side, you said that you think that this sort of pull back in China is temporary and you expect to get these sales in 2013. What gives you that confidence?

Andrew Silvernail:	A couple of things. You know the biggest chunk of the business that we’re talking about right here is relative to the Chinese army and you know we had some real success in actually signing a long term agreement there and feel very, very good that that spending is going to continue. So we have an agreement that we – that you know that we think is going to be successful. Unlike the other players who are in the market, we have an exceptionally strong local presence in China. So we feel good that that’s going to play out.

Michael Wherley:	OK. And last of all, just on your strategy page. You said that you want to reduce complexity through business segmentation and simplification. Can you just add a little bit more detail there?

Andrew Silvernail:	Yes. Absolutely. You know when you look at any one of Idex’s businesses, you know the beauty and the curse of a highly engineered model is you bring an awful lot of complexity into the mix. And as we focus around our best customers and our best products, you can actually take product design – you can simplify in product design. You can simplify in channel management. You can simplify in supply chain execution. So getting really tight around those core products and core channels and then the long tail in business like ours, the long tail tends to creep in over the cycle back in the back end again. And so you’ve got to take out that complexity and make sure you’re servicing that long tail well, but they’re going to be treated differently than the core. And how you resource in terms of how you align people, how you align really throughout the entire supply chain is pretty important.

Michael Wherley:	All right. Thanks a lot.

Andrew Silvernail:	Thanks, Mike.

Operator:	Your next question comes from the line of (Andrew Nurigian) with Vertical Research.

(Andrew Nurigian):	I just – wanted to touch base on water real quick and I think last quarter it kind of sounded like things had turned the corner and maybe – you mentioned some signs of life. Now it seems like it could push out past 2013. I was just wondering if anything had changed there in the quarter and what you’re seeing in that end market.

Andrew Silvernail:	You know what we started to see kind of in the second quarter specifically in the U.S. is we started to see the order – excuse me – the quote activity really turn up and just the number of quotes that started to play out. At the same time, if you’ll recall, what we said was you know those quotes where it looked like they were coming out of operating budgets, were smaller over a longer period of time and they looked like things – call it necessary maintenance or necessary programs so to speak. And you know we said we were cautiously optimistic and I think what’s happening here and I’m talking about the U.S. very specifically municipal water, is you know the funding just has not broke yet. And we – you know until you see municipal receipts you know substantially change and we’ve said this a couple of times in the past, that’s just going to be tough for that to play out.

You know Europe – you know the Europe piece we’ve been relatively pessimistic about I would say that that pessimism you know was realized in the third quarter and you’re just seeing real tightness across the European municipal budgets as they deal with their fiscal issues. The industrial water piece is OK. You know that’s been solid especially in North America, but it’s the municipal Europe that’s the biggest problem and just we’re not seeing quotes turn into orders yet in the U.S.

(Andrew Nurigian):	OK. And then just going back to M&A real quick. Could you maybe push out where the priorities to allocate the dollars are? Is it more in HST, FMT? Is it a balanced approach? And what kind of end markets are you looking at?

Andrew Silvernail:	You know first of all, we really like the balance between FMT and HST. We think that’s an excellent balance over a business cycle. It certainly takes out cyclicality. It allows us – it gives us leverage across multiple platforms. And so we’ve thought about M&A as we have the three strategic platforms in HST and three strategic platforms in FMT and we’ve built organizational muscle around each of those. And it’s our belief that we’ll be able to far better balance and take advantage of you know the markets when they’re more attractive to us by having that balanced approach.

And also and I think very importantly, that organizational structure gives us more muscle to integrate. And if you look at the acquisitions that we’ve done this year so far, yes, they all three happen to be in HST and pricing by the way is better in HST generally in the market places. You know we’ve paid very reasonable multiples and each of those sit in a different platform and really eases integration and reduces risk.

So you should expect to see that over time. You know as you move through a cycle, you’re going to get emphasis in one area over another in periods of time. But as you – generally as you go through the cycle, our intent is to really have balance.

(Andrew Nurigian):	Great. Thank you.

Andrew Silvernail:	Thanks.

Operator:	Your next question comes from the line of Jim Giannakouros with Oppenheimer.

Jim Giannakouros:	Your targeted ROIC – can you put some numbers to that as far as I guess what you’re (hurdle) rates are for internal investments or just how you’re thinking about ROIC over time on future acquisitions specific to your strategic plan?

Andrew Silvernail:	Yes. No problem, Jim. So let me talk about ROIC more holistically. You know the way we’re thinking about it and I know people kind of measure it sometimes a little bit differently, so just to be very consistent, the way we think of it is EBITA – you know with the tax rate and so EBITA times one minus the tax rate divided by total capital. So we’re looking at a cash on cash return so that includes all the goodwill, et cetera. So it’s cash on cash return. As we sit today, you know we’re sitting at about 11.5 percent on that measurement. Our goal over time is to increase that and I think a reasonable goal, it’s going to take a few years to get there is to get to that closer to 15 percent. You know our return on tangible assets is multiples of that, right? It’s very, very good. And our return on investment for our acquisitions, our goal is 12 percent by year three and 15 percent by year five. And so we can bring up that average of you know closer to the – you know the 15 percent in total.

So that’s how we’re thinking about return on invested capital for the businesses and hey, it’s not a fast metric. It doesn’t move quickly. But with expansion on the operating earnings side and with good capital management, we think we can get there.

Jim Giannakouros:	OK. Thanks. That’s helpful. And just one other quick one. I noticed that you’re cap ex – I’m sorry if I missed it, if you commented on it earlier, but it seems like you lowered it just a smidge by about $2 million or so versus your previous guidance. Is there anything specific you can call out there?

Heath Mitts:	Jim, this is Heath. No, it’s just really where our run rate is coming in for the year. I mean our cap ex items tend to be you know things with I don’t know average ticket prices of $50,000 or less. So it’s not that we deferred a project or anything like that. But we’re at about $28 million year to date and with our anticipated fourth quarter number, it will be somewhere between $37 and $39 million. We expect about another $9 or $10 million in the fourth quarter, so. No changes there, just a couple million off of our earlier expected run rate.

Jim Giannakouros:	OK. Great. Thanks very much.

Heath Mitts:	Thank you.

Operator:	Your final question comes from the line of Matt Summerville with (TriBank).

Matt Summerville:	I just want to follow up on health and science and make sure I understand some of the dynamics here. So orders were down nine percent organically, but it sounded like from a comment made earlier in the call, you expect that business to grow organically in Q4. Can you just help me fill in those blanks or bridge that in terms of how you guys get there?

Andrew Silvernail:	Yes. I think you might be confusing one of the comments. I was talking specific about the scientific fluidics platform.

Matt Summerville:	OK
.
Andrew Silvernail:	So that’s (inaudible) analytical instrumentation diagnostics biotechnology. You know we – as you know that’s been a business that’s really faced the most of the funding concerns, you know call it governmental funding concerns and you know we saw some – we saw – you know some of that track down in the fourth quarter of last year. So you know so frankly we’ve got some easier comparables.

You know if you look at the segment as a whole, we’re still going to comp against the stronger backlog that we had from the optics and photonics platform and from the – we had a very strong backlog build coming out of our material process. So you know organics are – for HST are probably down three to four in the fourth quarter, somewhere in there. And – but I would say improving sequential trends certainly from optics and photonics and certainly from scientific fluidics.

Matt Summerville:	Got it. So the fluidics piece grows a little bit, the MPT piece and the industrial side are the worst kind of hit in Q4.

Andrew Silvernail:	They are. You know we had a really, really strong third and fourth quarter in MPT last year and it’s a little bit longer cycle business than you folks are used to seeing with us. And so you know that was pretty weak from a third quarter perspective in this quarter and the industrial businesses were also weaker, but that takes a little bit longer to play through the backlog.

Matt Summerville:	Great. Thanks, Andy.

Andrew Silvernail:	Thanks, Matt.

Operator:	There are no further questions at this time.

Andrew Silvernail:	Well, thank you all again very much for joining us for the quarterly call. Again in a difficult market environment, we think the teams are executing well, specifically on profit and cash flow and that really is going to be our focus as we move forward. Continuing to outcompete in a difficult environment and make very good decisions on how we deploy our capital. So again thank you very much for your time and we’ll see you in the next quarter. Thank you.

Operator:	This concludes today’s conference call. You may now disconnect.

END